WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-QSB

Quarterly Report Under Section 13 or 15(d) of the Securities exchange Act of 1934

For Quarter Ending June 30, 1998

Commission File Number #33-38119-C

THE KENSINGTON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Minnesota                                          41-1610632
(State or other                                (IRS Employer
 jurisdiction of                               Identification No.)
 incorporation)

Suite 654 Interchange Tower, 600 S. Hy. 169,
Minneapolis, Minnesota 55426
(Address of principal executive offices)               (Zip code)

Registrant's telephone number, including area code (612) 546-2075

Indicate by Check mark whether the registration (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or of such shorter period that the registrant was required to file such reports), and 92) has been subject to such filing requirements for the past 90 days.

Yes   *                No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

                Weighted Number of Shares are 3,163,340  of
                                   common stock no par value.

Page 1

Part I.  Financial Information

Quarter Ended  June 30, 1998

GENERAL

     The following financial information is submitted in response to the requirements of Form 10-QSB and does not purport to be financial statements prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes the disclosures that are made are adequate to make the information presented not misleading. Further, in the opinion of the management, the interim financial statements reflect fairly the financial position and results of operations for the period indicated.

     The results of operations for the quarter ended as stated above are not necessarily indicative of results to be expected for the entire fiscal year ending December 31st.

Item 1.  Financial Statements

     The balance sheet of The Kensington Company, Inc. (the "Company") as of the Quarter stated above, and the related statement of income and changes in financial position thereto are incorporated herein by reference to the Company's quarterly report.

Item 2.   Management's Discussion and Analysis of
Financial                     Condition and Results of Operations


Results of Operations
For the quarter, revenues rose to $934k. This represents a 21% increase over revenue for the same period for 1997. Gross profits totaled $312k as compared to $266k for the previous year. Net income for the quarter totaled $41k, as compared to $57k for the same period in 1997. Year to date revenues were 12% higher than those for the first six months of 1997. Net income rose 7% over 1997 levels to $71k.The significant revenue growth is due to continued strong sales to existing customers as well as expanded sales to new customers. The backlog of customer PO's continues to be strong and we expect the third quarter to exceed 1997 levels.


Liquidity and Capital Resources
     For the quarter, the Company had a net income from operations of $58k.
During the quarter the company was able to meet its debt obligations and was able to extend a portion of those debentures which had come due. Management is continuing to negotiate with

PAGE 2

those debtors who hold currently maturing debt to extend the repayment period.

     During the period stated the Registrant did not sell to directors, management and others, any common stock.

Inflation

     The rate of inflation has had a great impact on the Company's results of operations and is expected to have a continued impact on continuing operations due to the increase in wood product costs and the fact that we have to bid most of our projects and we can not pass all of the cost increases to our customers.

Part II.  Other Information

Item 1.  Legal Proceedings - None

Item 2.  Changes in Securities - None

Item 3.  Defaults upon Senior Securities - None

Item 4.  Submission of Matters to a Vote of Security Holders -
None

Item 5.  Other Information - None
Item 6.  Exhibits and Reports on Form 8-K and the October 18, 1995
S-8 filing as described in Item 2 herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THE KENSINGTON COMPANY, INC.

                                   Mark Haggerty
                                   Mark Haggerty
                                   Chief Executive Officer

                                   Jeff Etten
                                   Jeff Etten, C.F.O.

Dated:  July 29, 1998
        Minneapolis, Minnesota

PAGE 3

THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
JUNE 30, 1997 AND 1998
(UNAUDITED)

                                           1997         1998
ASSETS
Current assets:
Cash                                     $20,261       $124,095
Accounts receivable                      185,925       316,329
Inventories                              181,141     202,366
Other current assets                       2,527     16,944
Total current assets                     389,854     659,734

Other assets:
Investment in oil and gas properties,
net                                        87,854     0
Investment in oil and gas partnerships     44,832     29,175
Investment in Ives                              0
Investment in KEC partnerships                  0
Property and equipment, net               308,354     396,351
Loan Fees, Net                                        28,472
Notes receivable - related parties         24,786     20,625
Total other assets                        465,826     474,623

                                         $855,680     $1,134,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of Credit                            $16,548     $0
Note payable - related parties            278,556     207,655
Current portion of long-term debt         495,711     35,581
Current portion of obligations under
capital leases                             17,341     25,340
Accounts payable                          281,088     268,032
Accrued payroll & related taxes           102,425     155,725
Accrued interest                           32,747     37,852
Accrued Expenses                           21,094     64,121
Intercompany                                    0     0
Total current liabilities               1,245,510     794,306

Long-term debt, net of current portion    130,110     762,968
Obligations under capital leases,
net of current portion                     10,000     10,000
Minority interest in consolidated
Subsidiaries                               11,239     0
Total liabilities                       1,396,859     1,567,274


STOCKHOLDERS' EQUITY
Common stock                            3,671,816     3,671,883
Additional paid-in capital                 0          0
Accumulated deficit                   (3,915,663)     (3,856,248)
Stock subscriptions receivable          (297,332)     (248,552)
Total stockholders' equity              (541,179)     (432,917)

                                         $855,680     $1,134,357


THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED JUNE 30, 1997 AND 1998
(UNAUDITED)

                                           1997           1998

Revenues:
Product sales                            $770,626     $933,764
Oil and gas sales                               0     0
Total revenues                            770,626     933,764

Cost of sales:
Cost of products sold                     504,614     621,740
Oil and gas costs                               0     0
Total cost of sales                       504,614     621,740

Gross profit                              266,012     312,024

Operating expenses                        190,131     253,604

Income (loss) from operations              75,881     58,420

Other income (expense):
Interest expense                         (19,373)     (17,402)
Miscellaneous income                            0     0
Total other income (expense)             (19,373)     (17,402)

Income (loss) before income taxes and
extraordinary item                         56,508     41,018
Provision for income taxes (benefit)            0     0

Income before extraordinary item           56,508     41,018
Extinguishment of debt, net of
income taxes of $0                              0     0

Net income (loss)                          56,508     41,018

Accumulated deficit, beginning        (3,978,135)    (3,907,801)

Accumulated deficit, ending          ($3,921,627)    ($3,866,783)

Earnings Per Share                          $0.02     $0.01
WEIGHTED NUMBER OF SHARES OUTSTANDING   3,021,450     3,163,340


THE KENSINGTON COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE QUARTER ENDED JUNE 30, 1997 & 1998
(UNAUDITED)

                                           1997        1998

Cash flows from operating
activities:
Net income (loss)                        $56,508     $41,018
Adjustments to reconcile net income
(loss)to cash flows from operating
activities:
Depreciation, depletion and amortization     9,060     26,102
Extinguishment of debt                                 0
Changes in operating assets and
liabilities:
Accounts receivable                        123,349     325,945
Inventories                               (21,300)     (10,000)
Other current assets                        30,525     1,813
Other assets                                     0     9,913
Accounts payable                           (27,169)     (59,053)
Other current liabilities                  (54,612)     (11,182)
Cash flows from operating activities        116,361     324,556

Cash flows from investing
activities:
Decrease in notes receivable -
related parties                                  0     500
Purchase of property and equipment           4,660     24,848
Sale of Stock                                    0     7,500
Cash flows from investing activities         4,660     (16,848)

Cash flows from financing
activities:
Increase (decrease) in Line of Credit            0     (177,000)
Increase (decrease) in notes payable -
related parties                              1,725     (30,562)
Proceeds short, long-term debt             (95,993)     38,891
Payments on long-term debt                 (14,816)     19,224
Payments on obligations under capital
leases                                      (5,999)     12,526
Cash flows from financing activities     ($115,083)     ($200,421)

Increase (decrease) in cash                ($3,382)     $107,287

Cash, beginning                              23,643     16,808

Cash, ending                                $20,261     $124,095

